Exhibit 99.1

Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150

FOR IMMEDIATE RELEASE

LMI AEROSPACE ANNOUNCES RECENT ORGANIZATIONAL CHANGES

James McQueeney Resigns as President and COO

ST. LOUIS, Dec. 23, 2009 – LMI Aerospace, Inc. (NASDAQ:  LMIA), a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries, today announced several recent changes in the duties and responsibilities of certain senior management members.

The company’s President and Chief Operating Officer, James McQueeney, has resigned to pursue other opportunities.  “Although Jim’s term in office was brief, he made several meaningful contributions to the LMI organization, and we wish him well in his future endeavors,” said Chief Executive Officer Ron Saks.

LMI recently created an operating and execution plan for 2010, and completed a review of the organization’s infrastructure.  Given the depth of the company’s senior management group, the revised organization provides for increased responsibilities for several current senior management members.  It also identifies additional new roles to be filled internally and externally in order to support the growth in design-build projects as well as legacy work in the Aerostructures and Engineering Services segments.  As a result, the company has chosen not to fill the role of President at this time.

Beginning immediately, Ryan Bogan, currently President and Chief Executive Officer of the Engineering Services segment will be responsible on a company-wide basis for the development of the design-build infrastructure, execution of design-build programs and expansion of LMI’s project and program management functions.  Robert Grah, Vice President of Sheet Metal Operations for the Aerostructures segment, will temporarily assume the duties of Chief Operating Officer of the Aerostructures segment while additional internal candidates for this position are evaluated.

Given the growth that LMI anticipates in 2010 and beyond, the company will accelerate the completion of the integration of the Aerostructures and Engineering Services segments by combining information technology, change management and portions of the program management offices for both segments.  In addition to his role as Chief Information Officer of LMI, Mike Biffignani, will be assisting Bogan in these efforts.

“The new plan’s primary objective is to provide the management support necessary to effectively execute multiple design-build programs while also managing new Aerostructures build programs  and new design programs in the Engineering Services segment,” said Saks.  “The experience and skill brought by executives like Bob Grah, Ryan Bogan and other senior managers should position LMI to effectively execute this growth plan, while developing increased composite manufacturing capability and preparing for additional acquisitions as cash flow continues to improve.”

LMI Aerospace, Inc. is a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries.  Through its Aerostructures segment, the company primarily fabricates machines, finishes and integrates formed, close-tolerance aluminum and specialty alloy components and sheet-metal products, for large commercial, corporate and military aircraft.  It manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.  Through its Engineering Services segment, operated by its D3 Technologies, Inc. subsidiary, the company provides a complete range of design, engineering and program management services, supporting aircraft lifecycles from conceptual design, analysis and certification through production support, fleet support and service-life extensions.

        This news release includes forward-looking statements related to LMI Aerospace, Inc.’s, outlook for 2009 and beyond, which are based on current management expectations.  Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc.  Actual results could differ materially from the forward-looking statements as a result of, among other things, the factors detailed from time to time in LMI Aerospace, Inc.’s filings with the Securities and Exchange Commission.  Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2008, and any risk factors set forth in our other subsequent filings with the Securities and Exchange Commission.